Exhibit 10.67

FORM OF

RELEASE

This RELEASE (this “Release”) is entered into by and between Arlington Tankers Ltd. (the “Company”) and Edward Terino (the “Executive”).

The parties have entered into that certain Executive Retention Agreement, dated as of October 17, 2008 (the “Retention Agreement”).

The Company has entered into an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008 (the “Merger Agreement”), with General Maritime Corporation and the other parties thereto.

The parties wish to resolve amicably the Executive’s separation from the Company and establish the terms of the Executive’s severance arrangement.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             Termination Date.  The Executive’s effective date of termination from the Company is December 31, 2008

2.             Consideration.  In return for the execution of this Release and it becoming binding upon the Executive, the Company agrees to pay the Executive the amounts and provide the Executive the benefits set forth in Section 4.1, Section 4.2, and Section 4.3 of the Retention Agreement (the “Release Benefits”), less applicable taxes and withholdings.

3.             Release.  In consideration of the payment of the Release Benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and General Maritime Corporation and their respective officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and Executives (each in their individual and corporate capacities), all executive benefit plans and plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against the Released Parties, including but not limited to, any and all claims arising out of the Executive’s employment with  and/or separation from the Company, including, but not limited to, all claims for any payment in connection with the Closing (as defined in the Merger Agreement) of the Combinations (as defined in the Merger Agreement), all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., and the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Executive’s employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4.             Return of Company Property.  The Executive agrees to return all Company property and equipment in his possession or control, including, but not limited to, all Company files and documents.  The Executive further agrees to leave intact all electronic Company documents including those which he developed or helped develop during his employment.

5.             Cooperation.  The Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, provided such requests are made by the Company with reasonable notice to the Executive and at reasonable times designated by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company.  The Company shall pay the Executive a reasonable hourly rate and reimburse the Executive for all reasonable expenses and out-of-pocket costs incurred in connection with fulfilling the Executive’s obligations under this Section 5.

6.             Nature of Agreement.  The Executive understands and agrees that this Release is a  severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

7.             Amendment.  This Release shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  This Release is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.             Validity.  Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts,

terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Release.

9.             Confidentiality.  The Executive acknowledges that as a result of his employment with the Company, he has come into possession of non-public and/or confidential and/or proprietary information relating to the Company, General Maritime Corporation and their respective affiliates, including their respective practices, directors, officers, agents and employees.  Except as otherwise required by court order or subpoena, the Executive agrees that he will not directly or indirectly use or disclose to any person, firm, or entity such non-public and/or confidential and/or other proprietary information acquired during his employment unless authorized in writing to do so by the Company.  The Executive further agrees and understands that he is prohibited from disclosing any terms of this Release to anyone, except that he may disclose the terms of this Release and the Retention Agreement to his attorneys, accountants, or other advisors, or as otherwise required by law.

10.           Non-Disparagement.  In return for the execution of this Release and it becoming binding upon the Executive, and as a condition for payment to the Executive of the monetary consideration herein, the Executive and the Company agree not to make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding each other or any of each other’s directors, officers, executives, agents, representatives, business affairs or financial condition.

11.           Tax Acknowledgement:  In connection with the payments and consideration provided to the Executive pursuant to this Release, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law.  The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in this Release.

12.           Entire Agreement.  This Release contains and constitutes the entire understanding and agreement between the parties hereto with respect to the matters set forth herein and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

13.           Applicable Law and Consent to Jurisdiction.  This Release shall be interpreted and construed by the laws of the State of Connecticut, without regard to conflict of laws provisions.  The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in Connecticut (which courts, for purposes of this Release, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Release or the subject matter hereof.

14.           Acknowledgments.  The Executive acknowledges that he has been given twenty-one (21) days to consider this Release and that the Company advised him to consult with any attorney of him own choosing prior to signing this Release.  The Executive may revoke this Release for a period of seven (7) days after the execution of this Release, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

15.           Voluntary Assent.  The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Release, and that he fully understands the meaning and intent of this Release.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Release with an attorney.  The Executive further states and represents that he has carefully read this Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Release as of the date written below.

EDWARD TERINO		Date:	December 30, 2008

/s/ Edward Terino

ARLINGTON TANKERS LTD.

		Date:	December 31, 2008

By:	/s/ John C. Georgiopoulos

Name: John C. Georgiopoulos

Title: Vice President